EXHIBIT 3.69
STATE OF ALABAMA
     I, Jim Bennett, Secretary of State of the State of Alabama, having custody of the Great and Principal Seal of said State, do hereby certify that pursuant to the provisions of Section 10-2B-4.02, Code of Alabama 1975, and upon an examination of the corporation records on file in this office, the following corporate name is reserved as available:
QHG of Jacksonville, Inc.
     This domestic corporation name is proposed to be incorporated in Montgomery County and is for the exclusive use of Janet Marzullo, 103 Continental Place, Brentwood, TN 37027 for a period of one hundred twenty days beginning March 22, 1996 and expiring July 21, 1996.
     In Testimony Whereof, I have hereunto set my hand and affixed the Great Seal of the State, at the Capitol, in the City of Montgomery, on this day.

March 22, 1996

Date

/s/ Jim Bennett

Jim Bennett	Secretary of State
[SEAL]

Do not write above this line. For County and State use.
Articles of Incorporation
of
QHG OF JACKSONVILLE, INC.
     Pursuant to the provisions of the Alabama Business Corporation Act, the undersigned hereby adopts the following Articles of Incorporation:
     Article I: The name of the corporation is QHG of Jacksonville, Inc.
     Article II: Duration: The duration of the corporation is perpetual.
     Article III: Purpose: The corporation has been organized for the purpose of the transaction of any or all lawful business for which corporations may be incorporated under this chapter.
     Article IV: Authorized Capital Stock: The number of shares which the corporation shall have the authority to issue is 1,000 and the par value of each share shall be $1.00 for a total authorized capital of $1,000.
     Article V: Registered Office/Agent: The location and street address of its initial office is 57 Adams Avenue, Montgomery, AL 36104 and the name of its initial registered agent at such address is CSC-Lawyers Incorporating Service Incorporated.
     Article VI: Board of Directors
     The names and addresses of the initial Board of Directors are:

James E. Dalton, Jr.	103 Continental Place, Brentwood, TN 37027
Roland P. Richardson	103 Continental Place, Brentwood, TN 37027
S. Frank Williams, Jr.	103 Continental Place, Brentwood, TN 37027
     Article VII: Incorporator: The name and address of the incorporator is as follows:
Gayle Jenkins
103 Continental Place
Brentwood, TN 37027
     IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation, on this, the 12th day of April, 1996.

/s/ Gayle Jenkins
Gayle Jenkins
Sole Incorporator

THIS DOCUMENT PREPARED BY: INCORPORATOR
State of Alabama
Montgomery Co.

April 17, 1996 10:48 AM
/s/ Walter Hobbs, Jr.
Walter Hobbs, Jr.
Judge of Probate
Corp 0196 Page 0483

Index	5.00
Rec Fee	35.00
Cash	40.00
ITEM 2
04-17-96 Wed #0 1 CLERK 0422 10:54 TM